American Physicians Service Group, Inc.

Reports Dramatic Quarter-Over-Quarter Growth in Earnings;  Increase in Book

Value per Share

AUSTIN, TEXAS, May 5, 2008 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced results for the quarter ended March 31, 2008.  For the three months ended March 31, 2008, revenues were $19,632,000 compared to $8,887,000 for the same period last year.  Net earnings were $3,380,000 or $.46 per diluted share, compared to a loss of $95,000 or $.03 per diluted share in the same period last year.

Ken Shifrin, APS’ Chairman of the Board, stated, “Our acquisition of American Physicians Insurance Company last year continues to drive our results, with strong profits this quarter, compared to a small loss a year ago.  Equally important is our steady growth in book value per share.  At March 31, 2008 our book value per share stood at $17.67 compared to $10.82 at March 31, 2007 and $17.19 at the end of 2007.”

Tim LaFrey, President of APS, added, “We continue to experience a favorable claims environment as a result of tort reform and strong underwriting discipline, while our loss reserves, including those for the current accident year,  remain conservatively positioned at the upper end of the actuarial range. Our cash and investments grew from $223 million to $234 million during the quarter and we continue to conservatively manage the investment portfolio.  We have avoided exposure to sub-prime mortgage-backed securities and auction rate securities and have only $6.2 million, a relatively small part of our portfolio, in Alt A mortgage-backed securities.”

Mr. LaFrey continued, “Operationally, our insurance segment has seen rates begin to firm.  Retention for the quarter was  strong at 92%.  Claims continued to trend favorably and as a result we experienced favorable development of $4.2 million during the quarter, of which $1.5 million was in our retained layer and $2.7 million was in our reinsurance layer. These adjustments were made while continuing to maintain our very conservative philosophy, as evidenced by our average reserve per open claim increasing from approximately $110,000 at year-end 2007 to approximately $122,000 at the end of the quarter.  In our Financial Services segment we experienced a loss, as the slowdown in overall activity we saw beginning in the fourth quarter of 2007 continued through the first quarter.  Though we were not able to avoid the effects of volatile markets, we were able to be opportunistic in our recruiting efforts and expand our producer base, which we think will serve us well over the long term.”

Mr. Shifrin concluded, “For over 20 years we have been opportunistic in repurchasing our stock when we thought it was in the interests of shareholders.  During the quarter we were able to repurchase a little over 1% of our shares and our Board authorized an additional $4 million for future purchases.  With our excellent cash flow and un-leveraged balance sheet this level of repurchases does not jeopardize our ability to pursue expansion opportunities.  We are pleased with our results for the quarter and look forward to reporting our progress as we continue into 2008.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  The Company is headquartered in Austin, Texas, and maintains offices in Dallas.

This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the Company’s future results, please see the Company’s recent filings with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request from the Company’s investor relations department.

For further information, visit APS’ website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Vice President - Finance

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, C-300

Austin, Texas  78746 - (512) 328-0888

AMERICAN PHYSICIANS SERVICE GROUP, INC.

  SELECTED FINANCIAL DATA

(in thousands, except per share data)	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets

Investments	$204,974	$204,802
Cash and cash equivalents	29,074	18,391
Premium and maintenance fees receivables	14,406	15,946
Reinsurance recoverables	18,104	24,554
Deferred policy acquisition costs	2,422	2,514
Deferred tax assets	8,618	7,402
Property and equipment, net	516	350
Intangible assets	1,206	1,045
Federal income tax receivable	-	1,957
Prepaid and other assets	5,190	5,837

Total assets	$284,510	$282,798

Liabilities

Reserve for loss and loss adjustment expense	$101,976	$101,606
Unearned premiums and maintenance fees	34,160	35,417
Funds held under reinsurance treaties	5,311	4,651
Trade accounts payable	1,487	996
Accrued expenses and other liabilities	2,957	7,594
Federal income tax payable	3,132	-
Mandatorily redeemable preferred stock	8,658	8,554

Total liabilities	157,681	158,818

Total shareholders’ equity	126,829	123,980

Total liabilities and shareholders’ equity	$284,510	$282,798

Shares outstanding	7,177	7,214

Book value per share	$17.67	$17.19

AMERICAN PHYSICIANS SERVICE GROUP, INC.

SELECTED FINANCIAL DATA

(UNAUDITED)

(In thousands, except share data)	Three Months Ended March 31,
	2008	2007
REVENUES
Gross premiums written	$14,736	$-
Premiums Ceded	1,395	-
Change in Unearned Premiums	1,223	-

Net premiums earned	17,354	-

Investment income, net of investment expense	3,056	334
Realized capital gain (loss), net	(2,595)	(414)
Management service and other revenue	17	3,675
Financial services	1,800	5,292

Total revenues	19,632	8,887

EXPENSES
Loss and loss adjustment expenses	7,509	-
Other underwriting expenses	2,697	-
Management service expenses	-	3,823
Financial services expenses	2,570	4,437
General and administrative expenses	1,558	772

Total expenses	14,334	9,032

Income tax expense (benefit)	1,918	(49)
Minority interests	-	(1)

Net income (loss)	$3,380	$(95)

Diluted income (loss) per share	$0.46	$(0.03)

Diluted weighted average shares outstanding	7,297	2,822

SELECTED INSURANCE DATA FOR API, pre and post merger

Claims History

	Claims Reported	Open Claims
Date	in the Quarter	at Quarter End
March 31, 2008	98	688
December 31, 2007	128	740
September 30, 2007	89	746
June 30, 2007	84	822
March 31, 2007	113	848
December 31, 2006	102	808
September 30, 2006	160	770
June 30, 2006	143	710
March 31, 2006	106	665
December 31, 2005	84	705
September 30, 2005	99	756